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                                                                     EXHIBIT 4.1







                          TANDEM COMPUTERS INCORPORATED
                             401(k) INVESTMENT PLAN








                    Restated Effective as of January 1, 1993


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                          TANDEM COMPUTERS INCORPORATED
                             401(k) INVESTMENT PLAN

                            (As Amended and Restated
                             as of January 1, 1993)


                                    PREAMBLE


              The Tandem Computers Incorporated 401(k) Investment Plan was established effective July 1, 1984 to provide Members with an opportunity to participate in a qualified cash or deferred arrangement under section 401(k) of the Internal Revenue Code. The Plan has been amended from time to time since its adoption. It is intended that the Plan be a profit sharing plan qualified under section 401(a) of the Code and is intended to include a qualified cash or deferred arrangement under section 401(k) of the Code. This amendment and restatement of the Plan incorporates all amendments.
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ARTICLE I DEFINITIONS.

          1.1 Accounts: The Company Account, the Deferred Account and the Rollover Account, if any, to which contributions and earnings on contributions are credited.

          1.2 Actual Deferral Percentage: With respect to a specified group of Employees, the average of the ratios, calculated separately for each Employee in that group, of (a) the amount of Deferred Contributions made pursuant to Section 3.1, plus the amount of Company Matching Contributions made pursuant to Section 3.2, plus the amount of Company Profit Sharing Contributions made pursuant to Section 3.3, for a Plan Year to (b) the Employee's Compensation for that Plan Year.

          1.3 Affiliated Company: A corporation, trade or business which is, together with any Company, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of Section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with any Company and any other entity required to be aggregated with any Company pursuant to regulations under Section 414(o) of the Code.

          1.4 Beneficiary: Any person, persons or entity, described in
     Section 8.4, who shall receive benefits in the event of the Member's death.

          1.5 Code: The Internal Revenue Code of 1986, as amended.

          1.6 Company: Tandem Computers Incorporated, with respect to its Employees, or any other Affiliated Company participating in the Plan, as provided in section 13.3, with respect to its Employees.

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          1.7  Company Account: The Account into which the Company contributions made on a Member's behalf, and earnings on those contributions, are credited.

          1.8 Company Matching Contributions: The contributions made on a Member's behalf by the Company pursuant to
     Section 3.2.

          1.9 Company Profit Sharing contributions: The Contributions made on a Member's behalf by the Company pursuant to Section 3.3.

          1.10 Compensation:

               (a) The base salary, bonuses, overtime, shift differentials and commissions paid to an Employee for services rendered to the Company, but excluding any special payments. Compensation shall include only that Compensation which is actually paid to an Employee during the Plan Year. Special payments include but are not limited to moving allowances, foreign pay allowances, living incentive pay and cost of living adjustments and other payments, as defined from time to time by the Plan Administrator. Compensation shall include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Employee under sections 125, 402(a)(8), 402(n) or 403(b) of the Code.

              (b) The annual Compensation of each Employee taken into account for determining all benefits provided under the Plan for any Plan Year shall not exceed $200,000 (increased as provided by Treasury Regulations); 1993 Compensation limit: $235,840.

                  (i) if Compensation is to be determined on a period of time that contains fewer than 12 calendar months, the annual Compensation limit is an amount equal to

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     the annual compensation limit for the calendar year in which the compensation period begins, multiplied by the ratio obtained by dividing the number of full months in the period by 12.


                    (ii) in determining the Compensation of a Member for purposes of the foregoing $200,000 limitation, the rules of Section 414 (q)
     (6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Member and any lineal descendants of the Member who have not attained age 19 before the close of the Plan Year.


                    (iii) if, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this section prior to the application of this limitation.

                    (iv) if Compensation for any prior Plan Year is taken into account in determining a Member's allocations or benefits for the current Plan Year, the Compensation for such prior Plan Year is subject to the applicable annual compensation limit in effect for that prior Plan Year.

          (c) For purposes of applying the limitations of this Section, Compensation for a Plan Year is the Compensation actually paid or made available during such Plan Year. Notwithstanding the preceding sentence, Compensation for a participant in a defined contribution plan who is permanently and totally disabled (as defined in Section 22 (e)(3) of the Code) is the compensation such Member would have received for the Plan Year if the Member had been paid at the rate of Compensation paid immediately before becoming permanently and totally disabled; such


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     imputed Compensation for the disabled Member may be taken into account only if the Member is not a Highly Compensated Employee and contributions made on behalf of such Member are nonforfeitable when made. 1.11 Deferred
     Account: The Account into which the Deferred Contributions are made on a Member's behalf and earnings and losses on those Contributions as recorded.

          1.11 Deferred Account: The Account into which the Deferred Contributions are made on a Member's behalf and earnings and losses on those Contributions as recorded.

          1.12 Deferred Contributions: All amounts contributed pursuant to Section
     3.1 of the Plan.

          1.13 Disability: Disability shall be determined by Tandem based on medical evidence. The determination by Tandem as to whether a Member is disabled shall be final, binding and conclusive. A Member shall be considered to be disabled if his or her condition meets either of the following definitions:

               (a) The mental or physical inability of a Member to engage in the regularly assigned duties of his or her employment with the Company which inability is expected to be of long-continued and indefinite duration; or

               (b) Disability determined under the long-term disability plan maintained by the Company.

          1.14 Direct Rollover: An Eligible Rollover Distribution paid directly to an Eligible Retirement Plan for the benefit of a Distributee.

          1.15 Distributee: An employee, surviving spouse of a Deceased employee, or a spouse entitled to payment under a Qualified Domestic Relations order.

          1.16 Effective Date: The Plan became effective on July 1, 1984. The Effective Date of this restatement shall be January 1, 1993; provided, however, that any provision of this Plan required as a result of the Tax Reform Act of

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     1986 or any subsequent legislation shall be effective as of the earliest date required by such legislation.

          1.17 Eligible Retirement Plan:

               (a) with respect to any Distributee, an individual retirement account described in section 408(a) of the Code;

               (b) with respect to a Distributee who is an Employee or a spouse or former spouse of an Employee who is an Alternate Payee under a Qualified Domestic Relations Order as defined in Section 12.1 below, an Eligible Retirement Plan shall also mean an individual retirement annuity (other than an endowment contract) described in Section 408(b) of the Code, a qualified trust described in Section 401(a) of the Code or an annuity plan described in Section 403(a) of the Code.

          1.18 Eligible Rollover Distribution: All or any portion of the balance to the credit of an Employee, except as provided in Treasury regulations section 1.402(c)-2T.

          1.19 Employee:

               (a) Any person employed by the Company other than as an independent contractor. The term Employee shall include any person (other than an Employee of the Company) who, pursuant to an agreement between the Company and any other person ("Leasing Organization"), has performed services for the Company (or for the Company and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the Company ("Leased Employee"). A Leased Employee shall not be considered an Employee of the Company if both of the following conditions are met:

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                    (i) such Leased Employee is covered by a money purchase
     pension plan providing:

                              (A) a non-integrated employer contribution rate of
     at least 10% of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the Leased Employee's gross income under section 125, section 402(a)(8), Section 402(h) or section 403(b) of the Code;

                              (B) immediate participation; and

                              (C) full and immediate vesting.

                    (ii) Leased Employees do not constitute more than 20% of the Company's non-highly-compensated work force. Contributions or benefits provided a Leased Employee by the Leasing Organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

               (b) For purposes of this Plan, the term "Employee" Shall not include:

                    (i) employees who are nonresident aliens (within the meaning of section 77 01 (b) (1) (B) of the Code and who receive no earned income within the meaning of Section 911(d)(2) of the Code from the Company which constitutes income from sources within the United States (Within the meaning of section 861(a)(3) of the Code).

                    (ii) employees included in a unit of employees covered by a collective bargaining agreement between the Company and employee representatives, if retirement benefits were the subject of good faith bargaining and if two percent or less of the employees who are covered pursuant to that agreement are professionals as


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     defined in Treasury regulations section 1.410(b)-9. For this purpose, the term employee representatives" does not include any organization more than half of whose members are employees who are owners, officers or executives of the Company.

          1.20 Enrollment Date: The first day of the first full payroll period subsequent to an Employee's date of employment or reemployment.

          1.21 ERISA: The Employee Retirement Income Security Act of 1974, as amended.

          1.22 Excess Contributions: For any Plan Year, the total amount, (if any) of Deferred Contributions, which are "excess contributions", within the meaning of section 401(k) (8) (B) of the Code, made on behalf of Highly Compensated Employees which exceeds the amount of such Deferred Contributions that could be made for such Plan Year without violating the requirements of Section 3.7(a).

          1.23 Excess Deferrals: For any Plan Year, any amount allocated by the Member to the Plan as an excess deferral, within the meaning of section 402(g)(2)(A) of the Code, for that Plan Year. 1.24 Fiduciary: A person who is a fiduciary as defined in section 3(21) of ERISA.

          1.25 Fund or Investment Fund: The separate funds to which Members direct investment of contributions made on their behalf in accordance with
     Article 4.

          1.26 Highly Compensated Employee: Highly Compensated Active Employees and Highly Compensated Former Employees, as defined below.

               (a) "Highly Compensated Active Employee" includes any Employee who performs service for the Company during the determination year and who, during the look-back year:


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                    (i) received compensation from the company in excess of
     $75,000 (as adjusted pursuant to Section 415(d) of the Code;

                    (ii) received compensation from the Company in excess of $50,000 (as adjusted pursuant to Section 415(d) of the Code) and was a member of the top-paid group for such year; or

                    (iii) was an officer of the Company and received compensation during such year that is greater than 50 percent of the dollar limitation in effect under Section 415 (b) (1) (A) of the Code. The term "Highly Compensated Active Employee" also includes Employees who are described in the preceding sentence if the term "determination year,, is substituted for the term "look-back year" and if the Employee is one of the 100 Employees who received the most compensation from the Company during the determination year. Employees who are 5 percent owners at any time during the look-back year or determination year are included as Highly Compensated Active Employees.

               (b) If no officer has satisfied the compensation requirement of
     Section 1.26(a) (ii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

               (c) A "Highly Compensated Former Employee" includes any Employee who separated from service (or was deemed to have separated) prior to the determination year, performed no service for the Company during the determination year, and was a Highly Compensated Active Employee for either the separation year or any

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     determination year ending on or after the Employee's 55th birthday.

               (d) If an Employee is, during a determination year or look-back year, a family member of either a 5 percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most highly compensated Employees ranked on the basis of compensation paid by the Company during such year, then the family member and the 5 percent owner or top-ten highly compensated Employee shall be aggregated. In such case, the family member and 5 percent owner or top-ten highly compensated Employee shall be treated as a single Employee receiving compensation and Plan contributions or benefits equal to the sum of such compensation and contributions or benefits of the family member and 5 percent owner or top-ten highly compensated Employee. For purposes of this section, family member includes the spouse, lineal ascendants or descendants, or a spouse of a lineal ascendant or descendant.

               (e) The determination of who is a Highly Compensated Employee including the determinations of the number and identity of Employees in the top-paid group, the top 100 Employees, the number of Employees treated as officers and the compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder.

               (f) For the purpose of defining a Highly Compensated Employee, the determination year shall be the Plan Year. The lookback year shall be the twelve-month period immediately preceding the determination year.

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          1.27 Member: Any person included in the membership of the Plan as provided in Article 2.

          1.28 Normal Retirement Date: The date a Member attains age 59-1/2.

          1.29 Plan: The Tandem Computer Incorporated 401(k) Investment Plan as set forth in this document as amended.

          1.30 Plan Year: The 12-month period beginning on January 1 and ending on December 31.

          1.31 Profits: Both retained earnings and current net income of the Company before deduction of federal, state and local income taxes and before any contributions made by the Company to this or any other employee benefit plan maintained by the Company, as determined by its independent public accountants in accordance with generally accepted principles consistently applied.

          1.32 Rollover Account: The Account established to record a Member's rollover contributions under Section 3.4 of the Plan and gains and losses thereon.

          1.33 Section 401(k) Ceiling: The dollar limit established in section 402(g)(1) of the Code, or any successor provisions. The Section 401(k) Ceiling is $8,994 for 1993.

          1.34 Section 415-Compensation: Wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course

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     of employment with the Company, limited by section 401(a)(17) of the Code
     ($235,840 in 1993), to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury regulations section 1.62-2(c)), and excluding the following:

               (a) Employer contributions to a plan of deferred compensation which are not includable in the Employee's gross income for the taxable year in which contributed, or Company contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

               (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

               (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                           (d) other amounts which received special tax benefits, or contributions made by the Company (whether or not under a salary reduction agreement) towards

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     the purchase of an annuity contract described in section 403(b) of the Code
     (whether or not the contributions are actually excludable from the gross income of the Employee).

          1.35 Tandem: Tandem Computers Incorporated.

          1.36 Trust Agreement: The agreement or agreements entered into by Tandem and the Trustee to provide the benefits payable under this Plan.

          1.37 Trustee: Such person or persons, including any successor or successors thereto, designated by the Board of Directors of Tandem, to act as Trustee of the trust and to hold the trust assets in accordance with the provisions of the Trust Agreement.

          1.38 Valuation Date: The last day of each month, or any more frequent period prescribed by Tandem. However, for purposes of determining the amount of withdrawals or distributions, the valuation Date shall be the last day of each calendar month coinciding with or immediately following the relevant event (such as, but not limited to, termination of employment or death) unless Tandem designates a different valuation date specifically for the purpose of withdrawals and/or distributions.

          1.39 W-2 Adjusted Compensation: wages as defined in section 3401(a) of the Code and all other payments of compensation to an Employee by the Company (in the course of the Company's trade or business) for which the company is required to furnish the Employee a written statement


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     under sections 6041 (d) and 6051 (a) (3) of the Code, computed without regard to any limits under section 3401(a) of the Code based an the nature or location of the employment or the services performed. For purposes of this Plan, W-2 Adjusted Compensation shall include amounts contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Employee under sections 125, 402(a)(8), 402(h) or 403(b) of the Code.

ARTICLE II  ELIGIBILITY AND MEMBERSHIP

          2.1 Eligibility. Each Employee shall be eligible to become a Member on the first Enrollment Date (or as soon thereafter as is administratively practicable) after the date he or she files with Tandem a form or forms prescribed by Tandem on which he or she:

               (a) Makes an election to defer Compensation, pursuant to Section 3.1;

               (b) Authorizes the company to reduce his or her Compensation; and

               (c) Makes an investment election pursuant to Section 4.2.

          2.2 Reemployment of Former Employees and Former Members. Any person reemployed by the Company as an Employee shall be eligible to become a Member of the Plan upon the Enrollment Date coincident with or immediately following the date he or she is re-employed.

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          2.3 Transferred Members. A Member who

                    (i) remains in the employ of the Company or an Affiliated Company but ceases to be an Employee,

                    (ii) is on temporary assignment to a partnership or joint venture in which the Company is a partner or member, or

                    (iii) is otherwise assigned by the Company to an employer which is not an Affiliated Company and in a position which is designated by Tandem as a transfer for purposes of this Section 2.4, shall continue to be a Member of the Plan but shall not be eligible to make deferred contributions or to receive allocations of Company Matching Contributions or Company Profit Sharing Contributions while his or her employment status is other than as an Employee.

          2.4 Termination of Membership. Except as otherwise provided in Section 2.4, an Employee who has become a Member shall remain a Member until his or her employment with the Company and all Affiliated Companies terminates, or, if later, until his or her entire Account balance is distributed. However, a Member who is not an Employee shall not make any contributions to the Plan; have any contributions made to the Plan on his or her behalf; or (unless he or she is a party-in-interest as defined in ERISA) borrow any amounts from the Plan.

  ARTICLE III CONTRIBUTIONS.

          3.1 Deferred Contributions.


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               (a) Elective Deferrals. Prior to the date an Employee becomes a
     Member, subject to the limitations of Sections 3.7 and 3.8 he or she may voluntarily elect on a form prescribed by Tandem to have his or her subsequent Compensation reduced and contributed to the Plan by the Company as Deferred Contributions. Subject to other provisions of this Article, the amount of Deferred Contributions made on behalf of a Member shall be not less than 1% and not more than 18% of his or her compensation, in multiples of 1% as elected by the Member. In addition, the amount of a Deferred Contribution made on behalf of any Member for any calendar year shall not exceed the Section 401(k) Ceiling. The Deferred Contributions shall be paid to the Trustee as soon as administratively practicable.

               (b) Excess Deferrals. Notwithstanding the foregoing, Tandem in its discretion (i) may suspend or limit any Member's Deferred Contributions at any time in order to prevent the cumulative amount of the Deferred Contributions contributed on behalf of the Member for any calendar year from exceeding the Section 401(k) Ceiling, and (ii) may (but shall have no obligation whatsoever to) cause any Excess Deferral for that Plan Year (with or without any income allocable to such amount) to be distributed to the Member in accordance with section 402(g)(2)(A)(ii) of the Code. In the event any Excess Deferral is distributed pursuant to this subsection 3.1(b), the amount of the distributed Excess Deferral shall be reduced by the amount of any Excess Contribution previously distributed for the same Plan Year.

          3.2 Company Matching Contributions.

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               (a) Match A. Each Plan Year, the Company shall contribute out of its Profits for each payroll period for each Member who is an Employee of the Company (other than Ungermann Bass, Inc.) and who elects to have Deferred Contributions made on his or her behalf under Section 3.1, an amount equal to 100% of the Member's Deferred Contribution up to the following:

------------------------------------------------------ -----------------------------------------------------
Contribution                                           Matching Cap
------------------------------------------------------ -----------------------------------------------------

    1%                                                 1% of Compensation

    2%                                                 11/2% of Compensation

    3%                                                 2% of Compensation

4% or more                                             21/2% of Compensation (subject to a minimum matching
                                                       contribution of $600
------------------------------------------------------ -----------------------------------------------------


     In the event a Match A contribution to a Member is limited by a Member's ability to contribute Deferred Contributions because the Member's Deferred Contributions have reached the Section 401(k) Ceiling for the calendar year, the amount of Match A contributions which would have been made to the Member on Deferred Contributions in excess of the Section 401(k) Ceiling shall be made to the Member's Company Account in the first month of the following Plan Year; provided that the Member is employed by the Company at the end of the first month of the following Plan Year.

               (b) Match B. The Company shall match the Deferred Contributions of each Member who is an employee of Ungermann Bass,Inc. in an amount equal to such Deferred contributions up to a maximum of $400 in any Plan Year.


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               (c) Match C. In addition to the matching contributions in
     paragraphs (a) and (b) above, the Company may, in its discretion, make additional matching contributions for each Member, in such amounts as the company's Board of Directors shall determine.

               (d) Except as provided in paragraph (a) above, Company Matching Contribution Match A, Match B and/or Match C shall be paid to the Trustee at the same time or as soon as practicable after the Member's Deferred Contributions are paid to the Trustee, but in no event later than the due date for filing the Company's federal income tax return (including extensions) for the Plan Year.

          3.3 Company Profit Sharing Contributions.

               (a) The Board of Directors of each Affiliated Company participating in the Plan shall determine the amount, if any, of Company Profit Sharing contributions to be made to the Plan for each Plan Year to be allocated among its eligible Employees. Company Profit Sharing Contributions of an Affiliated Company for any Plan Year may be made in one or more payments at any time; provided the total amount of any such contribution for any Plan Year shall be paid to the Trustee not later than the date on which the Affiliated Company's income tax return is required to be filed, including any extensions for filing obtained. For all purposes of the Plan, Company Profit Sharing Contributions shall be subject to the distribution limitations of Article VIII. Company Profit Sharing Contribution amounts allocated to a Member's Company Account

                                       19
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     shall not be eligible for hardship distribution under Section 6.2 of the
     Plan.

               (b) Neither the Trustee nor any Member shall have any right or duty to inquire into the amount of the Company Profit sharing Contribution or the method used in determining the amount of the Company Profit Sharing Contribution. The Trustee shall be accountable only for funds actually received by the Trustee.

               (c) Company Profit Sharing Contributions, if any, made by each Affiliated Company with respect to a Plan Year shall be allocated as follows:

                    (i) Company Profit Sharing Contributions shall be allocated among the Company Accounts of all eligible Employees who were employed by the Affiliated Company during the Plan Year in proportion to their Compensation from the Affiliated Company for such Plan Year.

                    (ii) Notwithstanding the foregoing, the Administrator may, with respect to a Plan Year, allocate Company Profit Sharing Contributions to such Members and in such a manner as it deems necessary or appropriate to satisfy the test of Section 3.7(a).

          3.4 Member Rollover Contributions.

               (a) Rollovers Allowed. Without regard to any limitations on contributions set forth in Section 3.7 or 3.8, the Plan may receive:

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                    (i) a Direct Rollover, in the form of cash, from an Eligible
     Retirement Plan on behalf of a Member; or

                    (ii) from a Member, in cash, any Eligible Rollover Distribution amount previously received by him or her from a tax qualified plan within 60 days after such receipt.

               The rollover contributions shall be paid to the Trustee as soon as practicable. All amounts attributable to rollover contributions shall be held in a separate account under this Plan.

               (b) Nonqualifying Rollovers. If it is later determined that a transfer to the Plan did not in fact qualify as a tax free rollover under the Code, then the balance credited to the Member's Rollover Account shall immediately be (i) segregated from all other Plan assets, (ii) treated as a nonqualified trust established by and for the benefit of the Member, and
     (iii) distributed to the Member. Such a nonqualifying rollover shall be deemed never to have been a part of the Plan.

          3.5 Change in Contributions. The percentage of Compensation designated by a Member under Section 3.1 shall automatically apply to increases and decreases in his or her Compensation. Subject to the provisions of Section 3.1, a Member may change the percentage of his or her authorized Compensation reduction on a form prescribed by Tandem, to be effective as of the first day of the following pay period, or as soon thereafter as is administratively practicable.

          3.6 Revocation of Contributions. A Member may revoke

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     his or her election under Section 3.1 any time by written notice to Tandem.
     The revocation shall become effective as soon as practicable after its receipt by Tandem. A Member who has revoked his or her election under
     Section 3.1 may apply, on a form prescribed by Tandem, to have his or her Compensation reduction resumed in accordance with Section 3.1 on the first day of the following pay period, or as soon thereafter as is administratively practicable.

          3.7 Limitations Affecting Highly Compensated Employees.

               (a) Actual Deferral Percentage Limitation. The Actual Deferral Percentage ("ADP") for Highly Compensated Employees who are Members or who are eligible to become Members shall not exceed the ADP for all other Employees who are Members or eligible to become Members multiplied by 1.25. If the ADP for Highly Compensated Employees exceeds the ADP for all other Employees who are Members or eligible to become Members by no more than two percentage points, the 1.25 multiplier in the preceding sentence shall be replaced by 2.0.

               (b) (1) Determination of Excess Contributions. The amount of Excess Contributions for a Highly compensated Employee will be determined in the following manner:

                    (i) First, the ADP of the Highly Compensated Employee with the highest ADP shall be reduced to the extent necessary to satisfy the ADP test or cause such percentage to equal the ADP of the Highly Compensated Employee with the next highest percentage.

                    (ii) Second, this process shall be
     repeated until the ADP test is satisfied. The amount of Excess Contributions for a Highly Compensated Employee is then equal to the total of elective and other contributions taken into account for the ADP test minus the product of the Member's ADP, as determined above, and the Member's W-2 Adjusted compensation.

               (b) (2) Determination of Excess Contributions Under the Family Aggregation Rules. In the case of a Highly Compensated Employee whose ADP is determined under the family aggregation rules, the amount of Excess Contributions shall be determined in the following manner:

                    (i) If the Highly Compensated Employee's ADP is determined by combining the contributions and W-2 Adjusted Compensation of all family members, then the ADP is reduced in accordance with the "leveling" method described in section 1.401(k)l(f)(2) of the regulations. Excess Contributions for the family unit are allocated among the family members in proportion to the contributions of each family member that have been combined.

                    (ii) If the Highly Compensated Employee's ADP is determined by combining the contributions and W-2 Adjusted Compensation of only those family members who are highly compensated without regard to family aggregation, then the ADP is reduced in accordance with the leveling method but not below the ADP of eligible nonhighly compensated family members. Excess Contributions are determined by taking into account the contributions of the eligible family members who are highly compensated without regard to family aggregation and are allocated among such family members in proportion to their contributions.

               (c) Correction Concerning Actual Contribution Percentage.

                    (i) Tandem, in its discretion, to the extent practicable, may reduce the amounts elected by Highly Compensated Employees under
     Section 3.1 to avoid having an Excess Contribution for the Plan Year. Such reduction shall occur before amounts are contributed to the Plan. Highly Compensated Employees with the highest percentage elections under Section
     3.1 shall have their elections reduced first to the extent deemed necessary to avoid an Excess Contribution.

                    (ii) To the extent Excess Contributions are made to the Plan, the Excess Contributions plus any income allocable thereto (determined in accordance with Treasury Regulations) and minus any excess deferrals previously distributed for the same Plan Year shall be distributed to Highly Compensated Employees.

                    (iii) Should the Plan still fail to meet the requirements of paragraph (a) of this Section as of the last day of any Plan Year, then the Company may make a special contribution to the Plan on account of that Plan Year in an amount sufficient, taking into account the next sentence, for the Plan to meet Section 3.7(a). Such special contributions shall be considered as qualified nonelective contributions under section 401(k) of the Code. In no event, however, shall the Company's contributions for any year exceed the maximum amount deductible from the Company's income for that year under section 404(a)(3)(A) of the Code. The special contributions shall be made only from the Profits of the Company and shall be paid to the Trustee no later than the due date for filing the Company's federal income tax return (including extensions) for the Plan Year.

          3.8 Maximum Annual Additions. (a) For any Plan Year, which shall be considered

     The "limitation year" for purposes of section 415 of the Code, the annual addition to a Member's Accounts when added to the Member's annual addition for that Plan Year under any other qualified defined contribution plan of the Company or an Affiliated Company, shall not exceed an amount which is equal to the lesser of (i) 25% of his or her Section 415 Compensation for that Plan Year, or (ii) $30,000 or if greater, one-fourth of the defined benefit dollar limitation set forth in section 415(b) (1) of the Code as in effect for the limitation year.

               (b) Tandem, in its discretion, based on projected Compensation for any Member for a Plan Year, may limit (i) the amount of Deferred Contributions made by the Member, or (ii) Company Profit Sharing Contributions which would have been allocated to the Member's Company Account, in order to comply with the limitation of paragraph (a) above.

               (c) If the annual addition to a Member's Accounts for any Plan Year, prior to the application of the limitation set forth in paragraph (a) above, exceeds such limitation, the amounts of contributions credited to the Member's Accounts under this Plan for such Plan Year shall be adjusted to the extent necessary to satisfy such limitation in accordance with the following order of priority:

                    (i) The Member's Deferred contributions for such Plan Year which were not matched by Company contributions pursuant to Section 3.2 shall be reduced.

                    (ii) The Member's Deferred Contributions which were matched by Company contributions and corresponding company Matching contributions shall be reduced pro rata.

                    (iii) The Member' s Company Profit Sharing Contributions shall be reduced.

                    (iv) The amount of any adjustment
     described in (i), (ii) and (iii) above together with any investment earnings thereon, shall be used to reduce the Member's Deferred Contributions for future Plan Years and allocated to the Member's Account for such years. If the Member is not covered by the Plan in future Plan Years, the excess amounts shall be used to reduce Company Matching Contributions in future Plan Years. The Member shall make no Deferred contributions nor shall the Company make any Matching Contributions as long as any unallocated adjustments described in (i) and (ii) above remains. If any such excess is actually used to reduce Company Matching Contributions, the Company shall pay the affected Member an amount equal to this reduction.

               (d) For purposes of this section, the "annual addition" to a Member's Accounts under this Plan or any other qualified defined contribution plan maintained by the company or an Affiliated Company shall be the sum of:

                    (i) The total of contributions made under this Plan and any other such qualified defined contribution plan, excluding any rollover contributions, and

                    (ii) Forfeitures, if any, that have been allocated to the Member's Accounts for the Plan Year.

               (e) All defined contribution plans (terminated or not) maintained by the Company or an Affiliated Company shall be considered as one plan in applying the limitations of this Section.

               (f) Employee Stock Ownership Plan Rules. In applying the limitations of this Section with another qualified defined contribution plan that is an employee stock ownership plan, the special limitation applicable to employee stock ownership plans under section 415(c) (6) of the Code shall be taken into account with respect to a Member who participates in any such plan.

               (g) Defined Benefit Plans. If any Member participates in both this Plan and one or more defined benefit plans maintained by the Company or an Affiliated company (including any terminated plan), then the sum of the following two fractions cannot exceed 1.0:


                    (Projected annual benefit (determined as of the close of the Plan Year) of the Member under all such defined benefit plans

                                  (divided by)

                    The lesser of (1) the product of 1.25 multiplied by the dollar limitation in effect under section 415(b)(1)(A) of the Code for such Plan Year, or (2) the product of 1.4 multiplied by the amount which may be taken into account under section 415(b)(1)(B) with respect to such Member for such Plan Year)

                                      plus

                    (Sum of annual additions to such Member's account under all Company and Affiliated Company defined contribution plans as of the close of the Plan Year and for all prior Plan Year

                                  (divided by)

                    The sum of the lesser of the following amounts determined for such Plan Year and for each prior year of service with the company and any Affiliated Company: (1) the product of
                    1.25 multiplied by the dollar limitation in effect under section)
                                       27

                    415(c)(1)(A) for such Plan Year (determined without regard to subsection (c)(6)), or (2) the product of 1.4 multiplied by 25 percent of the Member's Section 415 Compensation for such Plan Year.)

     If the sum of these two fractions would exceed 1.0 without an adjustment of benefits under the defined benefit plan or plans, then the Member's benefits under the defined benefit plan or plans will be limited to the extent required to ensure that the sum of these two fractions does not exceed 1.0 and to the extent allowed under the Code. If the annual additions to a Member's Accounts would still exceed the limitations of this paragraph (e), the provisions of paragraph (b) shall be applied to the extent necessary.

               For any Plan Year in which the Plan is a Top- Heavy Plan as defined in section 11.1, the number "1.0" shall be substituted for the number "1.25" wherever it appears above.

               (h) Adjustments. If, as a result of a reasonable error in estimating a Member's Section 415 Compensation, or other circumstances which permit the application of this rule under section 415 of the Code, any of the limitations of this Section otherwise would be exceeded with respect to any Member for any Plan Year, then the following actions, but only to the extent necessary to avoid exceeding such limitations, shall be taken in the following order:

                    (i) The Member's accrued benefit under any defined benefit plan shall be frozen and/or the rate of its future accrual shall be reduced;

                    (ii) The method set forth in Section 3.8(b) shall be followed; and

                    (iii) Any excess annual addition under
     this Section to the extent not covered by (ii) above shall be reallocated to the suspense account, and the balance credited to such account shall be applied to reduce the Company contributions authorized to be made for and allocated to all eligible Members in the Plan for succeeding Plan Years in order of time.

               Suspense accounts established under this paragraph (g) shall not share in allocations of earnings and gains (or losses) of any Trust funds. The balances credited to all suspense accounts shall be returned to the Company upon termination of the Plan.

          3.9 Return of Contributions. The Company may request a return, and this Section shall not prohibit return, of an amount to the Company under any of the following circumstances:

               (a) All contributions to this Plan are made on the condition that they are deductible by the Company under section 404 of the Code. If all or part of the Company's deductions under section 404 of the Code for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Company, increased by any gains or reduced by any investment loss attributable to those contributions. The return shall be made within one year after the disallowance of deduction.

               (b) The Company may recover the amount of its contributions to the Plan made on account of a mistake in fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

               (c) In the event that Deferred Contributions made under Section
     3.1 are returned to the Company in accordance with the provisions of this Section, the elections to reduce

     Compensation which were made by Members on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The Deferred Contributions so returned shall be distributed in cash to those Members for whom such contributions were made; provided, however, that if the contributions are returned under the provisions of paragraph (a) above, the amount of Deferred Contributions to be distributed to Members shall be adjusted to reflect any investment gains or losses attributable to those contributions.

ARTICLE IV  INVESTMENT OF CONTRIBUTIONS.

               Each Member shall have the right to direct the investment of any or all of his or her Accounts among such investments as are authorized by the Plan Administrator, as follows: Subject to such procedural guidelines as the Plan Administrator shall from time to time establish, each Member may file a written investment direction with the Plan Administrator (or directly with the Trustee if so instructed by the Plan Administrator) that specifies the manner in which his or her Accounts are to be invested; provided, however, that no Member may direct any assets of his or her Accounts to the purchase of life insurance, or into the purchase of life annuity contracts. The Plan Administrator shall prescribe dates as of which investment directions shall be effective and time periods within which written investment directions must be filed with the Plan Administrator. An investment direction shall continue to apply until a subsequent written direction is filed with the Plan Administrator (or with the Trustee). If received by the Plan Administrator, the Plan Administrator shall forward investment directions to the Trustee (or to such third party as the Plan

     Administrator and the Trustee shall designate) in order to implement the Member's directions.

ARTICLE V  VALUATION OF ACCOUNTS AND VESTING.

          5.1 Introduction - Fund Accounting and Share Accounting. Some of the Investment Funds may be operated using "fund accounting" and some may be operated using "share accounting." With fund accounting, Members' interests in the Fund will be recorded as a portion of the Fund's total value at such Valuation Date. With share accounting, Members' interests in the Fund will be recorded as an interest in a stated number of shares in the Fund, and those shares will be valued at each Valuation Date and more frequently as is administratively feasible. To the extent possible, Tandem intends to make available Funds with share accounting.

          5.2 Valuation of Shares. The value of a share in a Fund using share accounting shall be determined at fair market value on each Valuation Date and more frequently as is administratively feasible.

          5.3 Valuation of Funds. The value of that portion of a Member's Account invested in a Fund that uses fund accounting shall be determined by adding (i) the valuation of that portion of the Member's Accounts invested in such Fund, as determined on the prior valuation Date, (ii) contributions and loan repayments credited to the Member's Accounts during the valuation period and (iii) the investment experiences credited to the Member's Accounts pursuant to Section 5.5, below, and subtracting any distributions from the Accounts made during the valuation period.

          5.4 Crediting Accounts When Investments are Made in Funds with Share Accounting. To the extent that a Member's Accounts are invested in Funds that use share accounting, the

     Member's Accounts shall be credited with the number of shares acquired with the relevant amount of the Deferred Contributions, Company Matching Contributions and/or Company Profit Sharing Contributions made to that Fund on behalf of the Member, or rollover contributions (if any), valued on the actual date that such shares are actually acquired by the Trustee.

          5.5 Crediting Accounts When Investments are Made in Funds with Fund Accounting. The following rules shall apply for crediting the Accounts of Members with investment gains or losses to the extent such Accounts are invested in a Fund with fund accounting. Such Accounts shall be credited with a pro rata portion of the losses or gains experienced by the Fund, determined on the last day of the valuation period. This pro rata portion of investment losses or gains shall be determined by the Fund during the valuation period by the following fraction: The numerator shall be the Member's Account balance invested in the Fund as of the last day of the valuation period and the denominator shall be the current market value of Plan assets invested in the Fund, as determined by the Trustee on the valuation Date. The current market value of the assets in the Fund shall be determined by the Trustee after payment out of that Fund of all brokerage fees and transfer taxes applicable to purchases and sales for that Fund since the last Valuation Date.


          5.6 Vested Portion of Accounts. A member shall at all times be 100% invested and have a nonforfeitable right to all Accounts held for his or her benefit.

          5.7 Statements to Members. At least once a calendar Quarter each Member shall be furnished with a statement setting forth the value of his or her Accounts.

ARTICLE VI  WITHDRAWALS WHILE STILL EMPLOYED.

          6.1 Withdrawal After Age 59-1/2. A Member who shall have attained age 59-1/2 as of the effective date of any withdrawal pursuant to this Section may, without penalty and no more than once in any Plan Year, elect to withdraw all or part of his or her Accounts. The minimum withdrawal shall be $500, or the value of the Member's Accounts, if less.

          6.2 Hardship Withdrawal.

               (a) A Member may, without penalty and no more than once in any Plan Year, elect to withdraw all or part of the value of his or her Deferred Account (including (i) any earnings thereon accrued prior to January 1, 1989, and/or (ii) Company Matching Contributions which were 100% vested at the time of contribution allocated prior to January 1, 1989) upon furnishing to Tandem proof of financial hardship that creates an immediate and heavy financial need as determined by Tandem under rules uniformly applicable to all Members similarly situated. The amount to be withdrawn, net of any income taxes withheld, shall not exceed the amount required to meet such immediate financial need created by the hardship and not reasonably available from other resources reasonably available to the Member.

               (b) For purposes of this Section, "hardship" shall include the need to pay the following items:

                    (i) Expenses incurred or necessary for medical care described in section 213(d) of the Code for the Member, his or her spouse, or any dependents of the Member (as defined in section 152 of the Code);

                    (ii) Cost (excluding mortgage payments) relating to the purchase of a principal residence for the Member;

                    (iii) Payment of tuition and related educational fees for the next twelve months of post-secondary education for the Member, his or her spouse, children, or dependents; or

                    (iv) The need to prevent the eviction of the Member from his or her principal residence or foreclosure on the mortgage of the Member's principal residence.

               (c) A hardship withdrawal shall not be made unless:

                    (i) The Member has obtained all distributions, other than hardship distributions, and all nontaxable loans under all plans maintained by the Company;

                    (ii) The Member is prohibited from making Deferred Contributions to this Plan for twelve months after the receipt of the hardship distribution. In addition, the member must be prohibited, under the terms of the Plan, or by an otherwise legally enforceable agreement, from making elective contributions and employee contributions to all other plans of the Company for at least twelve months after receipt of the hardship distribution;

                    (iii) The distribution is not in excess of the amount of an immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution); and

                    (iv) All plans maintained by the Company limit the Member's Deferred Contributions for the taxable year immediately following the taxable year of the hardship distribution to the applicable limit under section 402(g) of the Code for such taxable year, less the amount of such Member's Deferred Contributions for the taxable year of the hardship distribution.

          6.3 Procedures and Restrictions. To make a withdrawal, a Member shall give written notice to Tandem. A withdrawal under Section 6.1 or 6.2 shall be based on the value of the Member's Deferred Account (and, if applicable earnings and Company Matching Contributions as described in Section 6.2(a)) as of the most recent Valuation Date. The amount of the withdrawal shall be first (on a proportional basis) from the Investment Funds which use share accounting in which the Member's Deferred Account is invested and only after the amounts in such Funds are depleted shall a withdrawal be made from any other Funds. The amount of the withdrawal under Section 6.1 and, if applicable, Section 6.2, shall be deducted from the applicable Investment Funds on a proportional basis from the Member's Accounts. All payments under this Article shall be made in cash as soon as practicable. Notwithstanding anything in this Section to the contrary, effective as of January 1, 1993, hardship distributions will be subject to the withholding and notice requirements described in Section 8.3.



  ARTICLE VII  LOANS TO MEMBERS

               (a) The Plan Administrator may authorize a loan or loans to currently employed Members, or parties in interest (as defined in ERISA) of the Plan who are Members or Beneficiaries, provided that such loans:

                    (i) are available to all such Members and Beneficiaries on a reasonably equivalent basis;

                    (ii) are not made available to Highly Compensated Employees, officers or shareholders in an amount greater than the amount made available to other Employees;

                    (iii) bear a reasonable rate of interest;

                    (iv) are adequately secured; and

                    (iv) no loan shall exceed the present value of the Member's or Beneficiary's vested accrued benefit.

               (b) In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event occurs under the Plan.

               (c) All such loans shall be available to Members and Beneficiaries without regard to any individual's race, color, religion, sex, age or national origin. All such loans shall further be subject to ERISA, the Code, the regulations and rulings thereunder, and to such terms and conditions not inconsistent therewith (and subject to this Section) as the Plan Administrator shall determine pursuant to uniform policies and guidelines adopted by the Plan Administrator. Such policies and guidelines shall be in writing and (i) may be amended by the Plan Administrator from time to time (ii) shall be communicated to all affected Members and Beneficiaries, and (iii) shall be deemed a part of this Plan.


ARTICLE VIII  DISTRIBUTION OF ACCOUNTS

          8.1 Eligibility. Upon the termination of employment of a Member from the Company or any Affiliated Company for any reason, the entire balance to the credit of the Member's Accounts, determined as of the Valuation Date immediately preceding the date of distribution, shall be distributed as provided in Section 8.2, subject, however, to the provisions of Section 8.3, if applicable.

          8.2 Method of Distribution. The balance to the credit of a Member's Accounts shall be made in one single sum as soon as practicable after the date of termination of employment, and except as provided in Section 8.1(b) and subject to the provisions of Section 8.3, not later than the 60th day after the close of the Plan Year in which the Member's termination of employment occurs. No payment will be made following termination of employment unless the Member (or if applicable, the Member's Beneficiary) consents in writing. If a Member (or if applicable, his or her Beneficiary) fails to consent in writing, the Member's distribution will be deferred until the date which is the member's Normal Retirement Date under the Plan, or such earlier date of distribution to which the Member (or if applicable, his or her Beneficiary) consents. Distributions may be in the form of a single sum payment or in installments over a fixed period of years as elected by the Member (or if applicable, his or her Beneficiary) . Such fixed period of years shall not exceed the maximum period permitted by section 401(a)(9) of the Code and shall be determined in a manner that satisfies Treasury Regulation 1.401(a)(9)-2, Q&A 4(a). Distribution of a Member's Accounts shall begin not later than April 1 of the calendar year following the calendar year in which he or she attains age 70-1/2.

          Any additional company contributions allocated to the Member for the Plan Year in which the Member terminates his or her employment for any reason and for which a distribution is requested, or the preceding Year Plan, if applicable, shall be paid to the Member (or if applicable, his or her Beneficiary) as soon as practicable after the contributions have been made, subject to the provisions of Section 8.3, if applicable.

          8.3 Direct Rollovers and Withholding Notice:

               (a) Effective Date: The provisions of this Section shall apply to all distributions from the Plan made on or after January 1, 1993.

               (b) General Rule: If the Distributee of any Eligible Rollover Distribution elects to have the Eligible Rollover Distribution paid directly to an Eligible Retirement Plan, and specifies the Eligible Retirement Plan to which the Eligible Rollover Distribution is to be paid, then the Eligible Rollover Distribution will be paid to that Eligible Retirement Plan in a Direct Rollover.

               (c) Mandatory Withholding: If a Distributes of an Eligible Rollover Distribution does not elect to have the Eligible Rollover Distribution paid directly from this Plan to an Eligible Retirement Plan in a Direct Rollover under section 401(a)(31) of the Code, the Eligible Rollover Distribution will be subject to applicable federal and state income tax withholding.

               (d) Notice Requirement: In the manner and to the extent required by applicable regulations, the Plan Administrator shall provide each Distributee of an Eligible Rollover Distribution, prior to making an Eligible Rollover Distribution, with a written explanation of the Distributee's right to elect a Direct Rollover and the withholding consequences of not making the election.

          8.4 Beneficiary. Each Member shall have the right by written notice delivered to Tandem before the Member's death to name, or to change, one or more Beneficiaries to receive, in the event of the Member's death, his or her Accounts which have not been distributed. The name of the Beneficiary shall be held on file by Tandem. If the Beneficiary of a married Member is other than his or her spouse, the designation must be signed by both the Member and his or her spouse and witnessed by a Plan representative or notary public, unless those requirements are waived by Tandem in accordance with applicable law. In the event no such designation is in effect at the time of death of the Member, or if no person, persons or entity so designated shall survive the Member, the Member's Beneficiary shall be the following person or persons living on the date of distribution in descending order of priority: (i) the Member's spouse, or (ii) the Member's children, in equal shares. If none of the persons specified in the preceding sentence are living on the date of distribution, the Member's Beneficiary shall be his or her estate.
     8.5 Proof of Death and Right of Beneficiary or Other Person. Tandem may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Member as Tandem may deem proper and its determination of death and of the right of that Beneficiary or other person to receive payment shall be conclusive. 8.6 Disability. Upon a determination of Disability by the Plan Administrator, the entire balance to the credit of a Member's Accounts shall be distributed as provided in Section 8.2, subject to the provisions of Section 8.3, if applicable. However, in applying Section 8.2 in the case of a Disability distribution, the date of the Plan Administrator's determination of the Member's Disability shall be substituted for the date the Member terminates employment in applying
     Section 8.2.


ARTICLE IX FIDUCIARY RESPONSIBILITIES; PLAN ADMINISTRATION; CLAIMS AND REVIEW
           PROCEDURES.

          9.1 Named Fiduciary for Plan Administration. Tandem is the named Fiduciary which has the authority to control and manage the operation and administration of the Plan, and is the "Plan Administrator" and the "Plan sponsor" as such terms are used in ERISA. Tandem shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. In administering the Plan, Tandem shall act in a nondiscriminatory manner to the extent required by section 401 and related sections of the Code and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in section 404(a)(1) of ERISA.

          9.2 Named Fiduciary for Management of Plan Assets. Tandem is the named Fiduciary with respect to the control and management of the assets of the Plan only to the extent of (i) having the duty to appoint one or more Trustees to hold the assets of the Plans in trust and to enter into a trust agreement with each such Trustee with respect to the assets held in trust thereunder, (ii) having the authority to remove any Trustee so appointed and to appoint one or more successor Trustees, (iii) having the authority to appoint one or more qualified investment managers for any assets of the Plan and to enter into a contract with each such investment manager with respect to the management of the assets assigned to such investment manager and (iv) having the authority to select one or more Investment Funds. Each Trustee so appointed shall have the exclusive authority and discretion to manage and control the assets of the Plan it holds in trust, except to the extent that the authority to manage, acquire and dispose of such assets is allocated by Tandem to one or more investment managers or except to the extent that Tandem has designated all of the Investment Funds that may be selected by Members. Each investment manager so appointed shall have the power to manage, including the power to dispose of such assets of the Plan as are assigned to it by Tandem.

          9.3 Service in Several Fiduciary Capacities. Nothing herein shall prohibit any person or group of persons from serving in more than one Fiduciary capacity with respect to the Plan (including service both as Plan Administrator and Trustee).

          9.4 Duties and Responsibilities of the Plan Administrator. The duties and responsibilities of Tandem under the Plan (which are not delegated pursuant to Section 9.5) shall be carried out on its behalf by its directors, officers, employees and agents, acting in their capacities as directors, officers, employees, and agents and not as individual fiduciaries. Tandem may engage the services of such persons or organizations to render advice or perform services with respect to its duties and responsibilities under the Plan as it may determine to be necessary or appropriate. Such persons or organizations may include, but shall not be limited to, actuaries, attorneys, accountants, administrators and consultants.

          9.5 Delegation of Fiduciary Responsibilities. In lieu of carrying out any of its Fiduciary responsibilities under the Plan (pursuant to Section 9.4), Tandem may delegate its Fiduciary responsibilities (except "Trustee responsibilities" as defined in ERISA) to any person or persons pursuant to a written contract with such other person which specifies the Fiduciary responsibilities so delegated. Except as provided in Sections 9.11 and 13.1, however, Tandem is specifically prohibited from designating any of its directors, officers or Employees as a Fiduciary and from delegating to any such individual any of Tandem's Fiduciary responsibilities under the Plan.

          9.6 Expenses of the Plan. The Company shall pay all expenses of the Plan, except such expenses as are paid out of the funds of the Plan pursuant to the terms of the trust agreement.

          9.7 Cash Requirements. From time to time, Tandem shall estimate the benefits and administrative expenses to be paid out of the funds of the Plan during the period for which such estimate is made and shall also estimate the Company contributions to be made to the Plan during such period by the Company. Tandem shall inform the Trustee of the estimated cash needs of the Plan during the period for which such estimates are made. Such estimates shall be made on an annual, quarterly, monthly or other basis as Tandem shall determine.

          9.8 Independent Accountant. Tandem shall engage an independent qualified public accountant to conduct such examinations and to render such opinions as may be required by section 103(a)(3) of ERISA. Tandem may remove and discharge the person so engaged, but in such case it shall engage a successor independent qualified public accountant to perform such examinations and to render such opinions.

          9.9 Claims for Benefits.

               (a) Benefit Claim Requirement. Subject to the notice requirements of Section 8.3, if applicable, and except as required by section 401(a)(9) of the Code, no benefit will be paid to or on behalf of a Member under the Plan until the Member (or the Member's Beneficiary) has filed a claim for benefits on a form approved by Tandem which contains all information which Tandem may need to determine the amount of any payment due hereunder.

               (b) Effect of Late Claim. if a properly completed claim for benefits has not been filed at least ninety (90) days before the date as of which payment of the benefit payable to or an behalf of a Member is to be made, the payment of such benefit may be delayed for administrative reasons.

               (c) Prescribed Forms; Address. All claims for benefits under the Plan must be made in writing on the form(s) prescribed by Tandem and must be signed by the member or his or her Beneficiary, as appropriate. All claims for (or inquiries concerning) benefits under the Plan shall be submitted to Tandem and shall be addressed as follows: Tandem Computers Incorporated, Plan Administrator, 401(k) Investment Plan, 19333 Vallco Parkway, Cupertino, CA 95014-2599.

          9.10 Denial of Claim. In the event any claim for benefits or application for a loan or withdrawal is denied, in whole or in part, Tandem shall notify the claimant of such denial in writing and shall advise the claimant of his or her right to appeal the denial. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for the denial, specific references to the Plan provisions on which the denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan's review procedure. Such written notice shall be given to the claimant within ninety (90) days after Tandem receives his or her claim, unless special circumstances require additional time for processing. If additional time for Processing is required, written notice shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. Such notice shall indicate the special circumstances requiring the extension of time and the date by which Tandem expects to render its decision on the claim for benefits or applications for a loan or withdrawal. If a claimant has not received written notice that additional time is required for processing his or her claim or application within ninety (90) days of the date it is received by Tandem, the claim or application shall be deemed to have been denied and the claimant shall be permitted to appeal such denial in accordance with the review procedure described in Sections 9.11 through
     9.15. If a claimant receives proper and timely notice that additional time is required for processing his or her claim or application, but does not receive written notice of Tandem's decision with respect to the claim or application within one hundred eighty (180) days after the date the claim or application is received by Tandem, the claim or application shall be deemed to have been denied and the claimant shall be permitted to appeal such denial in accordance with the review procedure described in Sections
     9.11 through 9.15.

          9.11 Appointment of Review Panel. Tandem shall appoint a "Review Panel" which shall consist of three (3) or more individuals who may (but need not) be Employees of the company. The Review Panel shall be the named Fiduciary which shall have authority to act with respect to appeals from denials of claims for benefits or applications for loans or withdrawals under the Plan.

          9.12 Right to Appeal. Any person whose claim for benefits or application for a loan or withdrawal is denied (or deemed denied), in whole or in part, or such person's authorized representative, may appeal from the denial by submitting a written request for review of the claim to the Review Panel within sixty (60) days after receiving written notice of the denial from Tandem (or, in the case of a deemed denial, within sixty (60) days after the date the claim or application is deemed denied) . Tandem shall give the claimant (or the claimant's representative) an opportunity to review pertinent documents in preparing a request for review.

          9.13 Form of Request for Review. A request for review must be made in writing and shall be addressed as follows: "Review Panel, Tandem Computers Incorporated 401 (k) Investment Plan, Tandem Computers Incorporated, 19133 Valco Parkway, Cupertino, CA 95014-2599." A request for review shall set forth all of the grounds upon which it is based, all facts in support thereof and any other matters which the claimant deems pertinent. The Review Panel may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

          9.14 Time for Review Panel Action. The Review Panel shall act upon each request for review within sixty (60) days after receipt thereof, unless special circumstances require additional time for review. If additional time for review is required, written notice shall be furnished to the claimant prior to the end of the initial sixty (60) day period, indicating the date by which the Review Panel expects to render its decision on his or her request for review. In no event shall the decision of the Review Panel be rendered more than one hundred twenty (120) days after it receives a claimant's request for review.

          9.15 Review Panel Decision. Within the time prescribed by Section 9.14, the Review Panel shall give written notice of its decision to the claimant and Tandem. In the event the Review Panel confirms the denial of the claim for benefits or the application for a loan or withdrawal, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial and specific references to the Plan provisions on which the decision was based. In the event that the Review Panel determines that the claim for benefits or the application for a loan or withdrawal should not have been denied, in whole or in part, Tandem shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Review Panel's decision. If a claimant has not received written notice that additional time is required for review within sixty (60) days of the date his or her request for review is received by the Review Panel, the claim or application shall be deemed to have been denied on review. If a claimant receives proper and timely notice that additional time is required for review, but does not receive written notice of the Review Panel's decisions with respect to this claim within one hundred twenty (120) days after the date the Review Panel receives the request for review, the claim or application shall be deemed to have been denied on review.

          9.16 Rules and Procedures. The Review Panel shall establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under Sections 9.12 through 9.15. The Review Panel may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at his or her own expense.

          9.17 Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant: (i) has submitted a written claim for benefits or application for a loan or withdrawal in accordance with Section 9.9, (ii) has been notified that the claim or application is deemed denied as provided in Section 9.10), (iii) has filed a written request for a review of the claim or application in accordance with Section 9.12 and (iv) has been notified in writing that the Review Panel has affirmed the denial of the claim or application (or the claim or application is deemed to have been denied on review as provided in
     Section 9.15).

ARTICLE X  MANAGEMENT OF FUNDS.

          10.1 Trust Agreement. All the funds of the Plan shall be held by a Trustee appointed from time to time by Tandem under a trust agreement adopted, or as amended, by Tandem as provided in Section 9.2 for use in providing the benefits of the Plan and paying its expenses not paid directly by the Company. The Trustee shall have all rights, powers and duties which are not inconsistent with the trust agreement. The Company shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustee.

          10.2 Exclusive Benefit Rule. Except as otherwise provided in the Plan, no part of the corpus or income of the Funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of members and other persons entitled to benefits under the Plan. No person shall have any interest in or right to any part of the earnings of the Funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

ARTICLE XI  TOP HEAVY PROVISIONS

          Any other provision of the Plan notwithstanding, the provisions of this Section shall become applicable under the circumstances described in this Section:

          11.1 Top Heavy Determination. For purposes of this Article, the Plan shall be "top-heavy" with respect to any Plan Year if, as of the last day of the preceding Plan Year, the value of the aggregate of the accounts under the Plan for "key employees," as defined in section 416(i) of Code, exceeds 60 percent of the value of the aggregate of the accounts under the Plan for all employees. The value of such accounts shall be determined in accordance with section 416(g) of the Code and Article 5 of this Plan. For purposes of determining whether the Plan is top-heavy, the account balances under the Plan will be combined with the account balances or accrued benefits under any other qualified plan of the company or an Affiliated Company in which there are participants who are key employees.

          11.2 Minimum Allocation. For any Plan Year with respect to which the Plan is top-heavy, in addition to the contributions otherwise provided under the Plan, the Company shall make contributions out of its Profits on behalf of any Member who is a non-key employee and who is eligible to make Deferred Contributions under Section 3.1 of the Plan at any time during the Plan Year and who has not separated from service with the Company or an Affiliated Company at the end of the Plan

     Year. Such contributions, when added to the Company contributions allocated to his or her Company Account under Section 3.2 and 3.7(c), and his or her Deferred Contributions allocated to his or her Deferred Account under
     Section 3.1, will be equal to a percentage of such Member's Section 415 Compensation for such Plan Year, such percentage to be the lesser of 3% or the percentage rate, determined for the key employee for whom such percentage is the highest, equivalent to a fraction the numerator of which is the contribution made on behalf of such key employee by the Company under Sections 3.2 and 3.7(c), and his or her Deferred Contributions allocated under Section 3.1, and the denominator of which is the Section 415 Compensation Of such key employee for such Plan Year not in excess of the amount described in paragraph (b) below. 11.3 Service Defined. For purposes of this Section, an Employee's "Years of Service" shall equal the Employee's Period of Service (expressed as calendar months) divided by twelve. An Employee's "Period of Service" shall be determined under the following rules:


               (a) Period of Employment Relationship. An Employee's Period of Service shall include any period during which he or she maintains an employment relationship with the Company or any Affiliated Company for which he or she receives or is entitled to receive compensation and, subject to (c) below, ends on the date the Employee quits, dies, is discharged or retires. An Employee shall not be considered to have quit under the following circumstances:

                    (i) When the Employee is laid-off or takes a leave of absence without pay approved by the Company or any Affiliated Company. In the case of an approved leave of absence without pay for a period in excess of 24 months, the Employee shall be deemed to have quit as of the end of such 24 month period if he or she fails to abide by the terms and conditions of such leave, which may include a requirement of reemployment.

                    (ii) When the Employee enters military service with the United States, provided the Employee returns to active employment with the company or any Affiliated Company within the time the Employee's reemployment rights are protected under applicable law. If the Employee does not so return, he or she shall be deemed to have quit on the date of entry into military service.

                    (ii) When the Employee is unable to work due to disability or sickness.

                    (iii) When the Employee is on jury duty, a leave of absence with pay, an approved vacation, a holiday, or sabbatical leave. Notwithstanding the foregoing, if an Employee quits, is discharged, dies or retires while on leave, vacation, holiday or jury duty, or while laid-off, disabled or sick, then, subject to (iii) below, his or her employment relationship with the Company or any Affiliated Company shall terminate on the earlier of the date of such quit, discharge, death or retirement or 12 months after the commencement of such leave, vacation, holiday, jury duty, lay-off, disability or sickness. An Employee shall be deemed to have been discharged as of the earlier of the date he or she receives oral or written notice of discharge or the date a written notice is deposited in the United States mail (on a registered or certified basis) to the Employee's last known address.

               (b) Period for Which Back Pay Awarded. An Employee's Period of Service shall include any period not otherwise counted a part of his or her Period of Service for which the Employee is awarded, or entitled to, back pay from the Company or any Affiliated Company (regardless of any mitigation of damages).

               (c) Period Following Termination. An Employee's Period of Service shall include any period following the termination of his or her employment relationship (determined pursuant to (i) above) if the Employee is rehired by the company or any Affiliated Company within the 12 month period following such termination.

               (d) Other Periods. An Employee's Period of Service includes any other period which constitutes a "Period of Service" under written rules or regulations adopted from time to time by Tandem.

               (e) Aggregation of Periods of Service. All of an Employee's Periods of service determined pursuant to this Section shall be aggregated on the basis of complete calendar months, whether or not such Periods of Service are consecutive, except that if an Employee's Period of Service commences on other than the first day of a calendar month and ends on other than the last day of a calendar month, the days in such months shall be aggregated and one additional calendar month of service shall be credited if the number of such days is at least 30 but less than 60, and two additional calendar months shall be credited if the number of such days equals 60.


  ARTICLE XII  GENERAL PROVISIONS.

          12.1 Nonalienation. Except as permitted or required by any applicable law, no benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void.

               (a) Qualified Domestic Relations Orders. Notwithstanding the foregoing, the Trustee is specifically authorized to comply with any domestic relations order which is determined by Tandem to be a Qualified Domestic Relations Order.

     For this purpose a "Qualified Domestic Relations order" means any judgment, decree or order which:

                    (i) creates for, or assigns to, a spouse, former spouse, child or other dependent of a Member an "Alternate Payee") the right to receive all or a portion of the Member's benefits under the Plan for the purpose of providing child support, alimony payments or marital property rights to such Alternate Payee.

                    (ii) is made pursuant to a State domestic relations law,

                    (iii) does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan, and

                    (iv) otherwise meets the requirements of section 206(d) of ERISA and 414(p) of the Code.

               (b) Immediate Payment Permitted. Payment may be made at any time to an Alternate Payee under a Qualified Domestic Relations Order, in accordance with that order, beginning as soon as practicable after the Plan Administrator determines that the order is a Qualified Domestic Relations Order, notwithstanding the fact that the distribution, if made to a Member at the time specified in the order, would not be permitted under the terms of the Plan.

          12.2 Conditions of Employment Not Affected by Plan. The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Member of the Plan.

          12.3 Facility of Payment. If Tandem shall find that a Member or other person entitled to a benefit is unable to care for his or her affairs because of illness or accident or is a minor, Tandem may direct that any benefit due him or her, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his or her spouse, a child, a parent or other blood relative, or to a person with whom he or she resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

          12.4 Lost Member or Beneficiary. If Tandem is unable to locate a Member who is entitled to receive a benefit upon attainment of age 59-1/2 or a Beneficiary who is entitled to receive a benefit under the Plan, then Tandem may (but need not) reallocate such property among other Members as part of a subsequent Company contribution on the fifth (5th) anniversary. In the event that such Member or Beneficiary thereafter makes a claim for such benefit, the Company shall reinstate such benefit (without income, gains or other adjustment) by making a special contribution as soon as reasonably practicable after such claim is made. However, if any benefit under the Plan would have been lost by reason of escheat under applicable state law, then such property shall not be subject to reinstatement by the Company.

          12.5 Construction. The Plan shall be construed, regulated and administered in accordance with ERISA, and the laws of the State of California, except where ERISA controls.

  ARTICLE XIII AMENDMENT, MERGER, AND TERMINATION.

          13.1 Amendment of Plan. The Board of Directors of Tandem, or its delegates, if Tandem has delegated its authority pursuant to Section 9.5, reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan. In addition, the Plan Administrator may amend in whole or in part any or all of the provisions of the Plan to the extent that the amendment is intended to either clarify the Plan or to bring the Plan into compliance with applicable Federal or state law, but only if such amendment would not have a significant financial impact on the Plan or the company. However, no amendment shall make 'it possible for any part of the assets of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment to the Plan shall be effective to the extent that it would have the effect of decreasing any Member's Accounts or would otherwise violate section 411(d) (6) of the Code. Unless Tandem expressly provides to the contrary in its action taken to amend the Plan, no amendment shall affect the rights of any Member whose employment with the Company terminated prior to the date on which the amendment was adopted.

          13.2 Merger or Consolidation. The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

          13.3 Additional Participating Companies. If any company is or becomes a subsidiary of or associated with the Company, Tandem may include the employees of that subsidiary or associated company in the membership of the Plan upon appropriate action by that company necessary to adopt the Plan.

          13.4 Termination of Plan. Tandem may terminate the

     Plan or completely discontinue contributions under the Plan for any reason at any time. In case of termination or partial termination of the Plan, or complete discontinuance of Company contributions to the Plan, the rights of affected Members to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. The total amount in each member's Accounts shall be distributed, as Tandem shall direct, to the Member or for the Member's benefit or continued in trust for his or her benefit until distributed in accordance with the terms of the Plan.

          IN WITNESS WHEREOF, Tandem has caused this Plan document to be executed by the undersigned as of the 9th day of April 1993.

                                     TANDEM COMPUTERS INCORPORATED

                                     By: /s/
                                        ---------------------------
                                        Vice-President and
                                        General Counsel

                                     By: /s/
                                        ---------------------------
                                        Senior Vice President and
                                        Chief Financial Officer

                                   APPENDIX A


                      MERGER OF INTEGRATED TECHNOLOGY, INC.

                       EMPLOYEE SAVINGS & INVESTMENT PLAN

                                 INTO THIS PLAN

          A.1 Merger of ITI Plan. Effective as of the date designated by Tandem (the "Mercier Date"), the Integrated Technology, Inc. Employee Savings & Investment Plan (the "ITI Plan") is merged into and shall be part of this Plan and shall be governed by this document and the Trust Agreement. As of the Merger Date, all assets of the ITI Plan shall become assets of this Plan and may be used to pay all benefits provided under this Plan.

          A.2 Continuation of Participation. All individuals who are Participants, pursuant to Section 2.3 of the ITI Plan, in the ITI Plan as of January 1, 1989 ("ITI Transferees") shall become Members in this Plan as of January 1, 1989. All other employees of Integrated Technology, Inc. ("ITI") shall be eligible to participate in this Plan as provided in
     Article 2. Each ITI Transferee may make an election before January 1, 1989 to have his or her Compensation paid with respect to payroll periods beginning on or after January 1, 1989 reduced, in accordance with Section 3.1, and contributed to the Plan as Deferred Contributions. "Salary Deferral Elections" made pursuant to Section 3.1 of the ITI Plan shall not apply to Compensation paid with respect to payroll periods beginning on or after January 1, 1989.

          A.3 ITI Accounts

               (a) The amount credited, as of the Merger Date, to the "Account" (as defined in Section 1.1 of the ITI Plan) of each ITI Transferee under the ITI Plan shall be credited to a special account(the "ITI Account") for the ITI Transferee under this Plan. The ITI Account shall be an Account, within the meaning of Section 1.1, of the ITI Transferee. All amounts credited to an ITI Transferee's ITI Account shall be 100% vested.

               (b) Each ITI Transferee shall make an election in accordance with
     Section 4.2 (relating to investment elections), effective as of the Merger Date, to have his or her ITI Account and amounts credited to his or her other Accounts invested in one or more of the Funds. Thereafter, this investment election may be changed as provided in Section 4.4 (relating to changes in investment elections).

          A.4 Distributions, Withdrawals And Loans From ITI Accounts

               (a) General Rule. Except as otherwise provided in this Section
     A.4 of Appendix A, all distributions, withdrawals and loans made an or after the Merger Date from an ITI Transferee's Accounts shall be made in accordance with the other provisions of the Plan.

               (b) Death Distributions. If an ITI Transferee dies before the first date for which distribution of his or her ITI Account would have commenced, the entire balance of his or her ITI Account, as determined on the Valuation Date immediately preceding the date of the Participant's death, shall be distributed as follows:

                    (1) Except to the extent provided in paragraph (2) below of this Section A.4(b), the balance of the ITI Transferee's ITI Account shall be paid to the Beneficiary or Beneficiaries designated by the ITI Transferee. Payment of the ITI Account shall begin as soon as practicable after Tandem receives proof of death and evidence of right to payment.

                    (2) If an ITI Transferee is married at the time of his or her death, the Member's spouse shall receive a Qualified Preretirement Survivor Annuity unless the ITI Transferee has effectively waived the Qualified Preretirement Survivor Annuity in accordance with paragraph (4) below of this Section A.4(b). A "Qualified Preretirement Survivor Annuity" is an annuity making monthly payments for the life of the ITI Transferee's spouse with payments in an amount which can be provided by an annuity contract purchased with the ITI Transferee's ITI Account. Payment of the Qualified Preretirement Survivor Annuity shall begin as soon as practicable after Tandem receives proof of death.

                    (3) Tandem shall provide each ITI Transferee, who has not already received such an explanation, with a written explanation of the Qualified Preretirement Survivor Annuity, including a general description of the optional forms of distribution under the Plan and sufficient additional information to explain the relative values of optional forms of benefit available under the Plan. The explanation shall be provided within whichever of the following periods ends last:

                         (i) The period beginning with the first day of the first Plan Year in which the ITI Transferee attains age 32 and ending with the last day of the Plan Year preceding the Plan Year in which the ITI Transferee attains age 35;

                         (ii) In the case of an ITI Transferee who becomes a Member after the first day of the first Plan Year in which the ITI Transferee attains age 32, the period beginning one year before and ending 12 months after the date the ITI Transferee becomes a Member (or, if earlier, the date he or she became a "Participant" in the ITI Plan); or

                         (iii) In the case of an ITI Transferee who separates from service before attaining age 35, the period beginning one year before and ending one year after the ITI Transferee separates from service.

                    (4) The ITI Transferee may waive the Qualified Preretirement Survivor Annuity in writing. The ITI Transferee's waiver shall not be effective unless his or her spouse consents in writing to the waiver and the spouse's signature is witnessed by a notary public or the Plan representative designated by Tandem. The ITI Transferee may waive the Qualified Preretirement Survivor Annuity at the following times after receiving the written explanation described in paragraph (3) above of this Section A.4(b)

                         (i) on or after the first day of the Plan Year in which he or she attains age 35; or

                         (ii) Before the first day of the Plan Year in which he or she attains age 35 provided, however, that such waiver shall become ineffective on the first day of the Plan Year in which the ITI Transferee attains age 35. If the ITI Transferee waiving the Qualified Preretirement Survivor Annuity designates someone other than his or her spouse as a primary Beneficiary, the ITI Transferee's waiver must specify the nonspouse primary Beneficiaries and the spouse's consent must acknowledge this designation. The ITI Transferee may not change the designated nonspouse Beneficiary without his or her spouse's further written consent.

                    5. If the ITI Transferee is not married at death or if he or she has waived the Qualified Preretirement Survivor Annuity, with his or her spouse's written consent, in accordance with paragraph (4) of this Section A.4(b), then payment of his or her ITI Account shall be made to his or her Beneficiary or Beneficiaries in the form of a lump sum payment not later than five years after the death of the ITI Participant. The Beneficiary may elect in writing to receive

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

     payment in the form of a 5-Year Certain Annuity, as defined in section A.4(c)(2)(iii) below, commencing within one year of the ITI Transferee's death. If the Beneficiary receiving the lump sum payment or 5-Year Certain Annuity is the spouse of the ITI Transferee, the spouse may elect to delay the commencement of such distribution until a date not later than the date on which the ITI Transferee would have attained age 70-1/2.

               (c) Distributions to ITI Transferees. Subject to Section 8.2, following termination of employment, distributions of an ITI Transferee's ITI Account shall be made to the ITI Transferee as follows. The monthly amount of the distributions to the ITI Transferee and his or her Beneficiary shall be that amount provided under an annuity contract purchased with the entire balance of the ITI Transferee's ITI Account.

                    (1) Normal Forms. Unless the III Transferee elects otherwise in accordance with Section A.4(c)(3) below, his or her ITI Account shall be paid:

                         (i) If the ITI Transferee is not married, as a Life Annuity; or

                         (ii) If the ITI Transferee is married, as a Qualified Joint and Survivor Annuity. A "Qualified Joint and Survivor Annuity" is a 50% Contingent Annuity (as described in Section A.4(c)(2)(v)below) with the ITI Transferee's spouse as the contingent annuitant.

                    (2) Optional Forms. If the ITI Transferee's spouse consents, in accordance with paragraph (3) below of this section A.4(c), the ITI Transferee's ITI Account shall be distributed in whichever of the following forms is elected by the ITI Transferee.

                         (i) A "Life Annuity" shall pay a monthly benefit for the life of the ITI Transferee.

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

                         (ii) A "5-Year or 10-Year Certain Life Annuity" shall pay a monthly benefit for the life of the ITI Transferee with a guarantee that either 60 or 120 (as elected by the ITI Transferee) monthly payments will be made to the ITI Transferee. If the ITI Transferee dies before receiving all of the 60 or 120 (as appropriate) guaranteed monthly payments, the balance of the guaranteed payments shall be made to his or her Beneficiary. If no Beneficiary is then living, a single sum payment equivalent to the remaining guaranteed payments shall be paid to the ITI Transferee's executors or administrators. If the Beneficiary dies before receiving the balance of the guaranteed payments, a single sum payment equivalent to the remaining guaranteed payments shall be paid to the Beneficiary's executors or administrators.

                         (iii) A "Year Certain Annuity" shall pay a specified number of monthly payments (as elected by the ITI Transferee). If the ITI Transferee dies before receiving all of the monthly payments, the remainder of the payments shall be paid to his or her Beneficiary or, if there is no Beneficiary then living, to the ITI Transferee's executors or administrators in a single payment equivalent to the remaining monthly payments. If the Beneficiary of an ITI Transferee dies before receiving all of the remaining monthly payments, a single payment equivalent to the remaining payments shall be made to the Beneficiary's executors or administrators.

                         (iv) A "Full Cash Refund Life Annuity" shall pay monthly payments for the ITI Transferee's life. If the ITI Transferee dies before receiving monthly payments which sum to an amount equal to the net single premium used to purchase the annuity contract, then the excess of such premium over the sum of the monthly payments paid to the ITI Transferee shall be paid in a single payment to his or her Beneficiary.

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

                         (v) A "Contingent Joint and Survivor Annuity" shall pay monthly payments for the life of the ITI Transferee and monthly payments to the ITI Transferee's Beneficiary (if the Beneficiary is then living), commencing on the first day of the month following the month in which the ITI Transferee dies. If the Beneficiary is the ITI Transferee's spouse, the monthly payments to the Beneficiary may be equal to 100%, 66-2/3% or 50%, as elected by the ITI Transferee, of the ITI Transferee's monthly payments. If the Beneficiary is not the ITI Transferee's spouse, then the ITI Transferee may only elect that the Beneficiary receive monthly payments equal to 50% of the amount of the ITI Transferee's monthly payments. If the Beneficiary dies before monthly payments have started to the ITI Transferee, the ITI Transferee may elect (with spousal consent, if necessary, as provided in Section A.4(C)(3)) another form of payment. If the Beneficiary dies after monthly payments have begun to the ITI Transferee, payments shall cease upon the death of the ITI Transferee.

                         (vi) A "Lump Sum" shall pay in one payment the entire balance of the ITI Transferee's ITI Account.

                    (3) Election of Optional Forms of Payment. If an ITI Transferee wishes to elect one of the optional forms of payment provided under Section A.4(c)(2) above in lieu of the normal form of payment provided under Section A.4(c)(1) above, Tandem shall provide him or her, within a reasonable time before the first day for which payments will be made, and his or her spouse (if any) with a written explanation of the terms and conditions of the normal form of payment, the ITI Transferee's right to waive and the effect of such waiver of the normal form of payment, the right of the spouse (if any) of the ITI Transferee to refuse to consent to the waiver and the right of the ITI Transferee to revoke the waiver and the effect of such

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

     revocation. Within the 90-day period proceeding the first day for which payments would be made to the ITI Transferee, the ITI Transferee may waive in writing the normal form of payment. If the ITI Transferee is married at the time payments under an optional form of payment would begin, the ITI Transferee's waiver shall not be effective unless the ITI Transferee's spouse consents in writing to the waiver of the normal form of payment. An ITI Transferee's designation of someone other than his or her spouse as his or her Beneficiary shall not be effective unless the ITI Transferee's spouse has consented in writing to the designation of that Beneficiary.

                    (4) Timing of Distributions.

                         (i) Subject to Section 8.2, distribution of an ITI Transferee's ITI Account shall commence on or after the later of the date the ITI Transferee attains age 65 or terminates employment. The ITI Transferee may elect to delay commencement of the distribution until after this date but distribution of his or her ITI Account shall commence not later than April 1 of the calendar year following the date the ITI Transferee attains age 70-1/2.

                         (ii) If an ITI Transferee dies after distribution of his or her ITI Account has begun, the remaining payments (if any) due to his or her Beneficiary shall be paid at least as rapidly as under the method of distribution begun prior to the ITI Transferee's death.

                    (d) Withdrawals. An ITI Transferee may not make a withdrawal under Article 6 from his or her ITI Account unless his or her spouse consents in writing, as provided under Section A.4(c)(3), to the withdrawal



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











              TANDEM COMPUTERS, INCORPORATED 401(K) INVESTMENT PLAN

                                    AMENDMENT



          Effective as of January 1, 1993, the Tandem Computers, Inc. 401(k) investment Plan shall be amended as follows:

     1.   Section 1.10(b) shall read as follows:

               (b) The annual Compensation of each Employee taken into account for determining all benefits provided under the Plan for any Plan Year shall not exceed the amount prescribed under section 401(a)(17) of the Code, as adjusted from time to time.

                         (i) If Compensation is to be determined on a period of time that contains fewer than 12 calendar months, the annual Compensation limit is an amount equal to the annual Compensation limit for the calendar year in which the Compensation period begins, multiplied by the ratio obtained by dividing the number of full months in the period by 12.


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

                         (ii) In determining the Compensation of a Member for purposes of the limitation under Code section 401(a)(17), the rules of section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family' shall include only the spouse of the Member and any lineal descendants of the Member who have not attained age 19 before the close of the Plan Year.

                         (iii) If, as a result of the application of such rules the adjusted Code section 401(a)(17) limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this section prior to the application of this limitation.

                         (iv) If Compensation for any prior Plan Year is taken into account in determining a Member's allocations or benefits for the current Plan Year, the Compensation for such prior Plan Year is subject to the applicable annual Compensation limit in effect for that prior Plan Year.

2.   Section 1.26(f) shall read as follows:

               (f) For the purpose of defining a Highly Compensated Employee, the determination year shall be the Plan Year and the look-back year shall be the calendar year.

3.   Section 8.2 shall read as follows:

          8.2 Method of Distribution. The balance to the credit of a Member's Accounts shall be made in one single sum as soon as practicable after the date of termination of employment, and except as provided in this Section
     8.2 and subject to the provisions of Section 8.3, not later than the 60th day after the close of the Plan Year in which the Member's termination of employment occurs. No payment will be made following termination of employment unless the Member (or if applicable, the Member's Beneficiary) consents in writing. If a Member (or if applicable, his or her Beneficiary fails to consent in writing, the Member's distribution will be deferred until the date which is the Member's Normal Retirement Date under the Plan, or such earlier date of distribution to which the Member (or if applicable, his or her Beneficiary) consents. Distributions may be in the form of a single sum payment or in installments over a fixed period of years as elected by the Member (or if applicable, his or her Beneficiary). Such

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

     fixed period of years shall not exceed the maximum period permitted by section 401(a)(9) of the Code and shall be determined in a manner that satisfies Treasury Regulation 1.40(a)(9)-2, Q&A 4(a). Distribution of a Member's Accounts shall begin not later than April 1 of the calendar year following the calendar year in which he or she attains age 70-1/2.

          If a Member dies after distribution of his or her Accounts is considered to have commenced in accordance with Code section 401(a)(9) and the regulations thereunder, upon the death of the Member his or her remaining Accounts will be distributed at least as rapidly as under the method of distribution being used as of the date of the Member's death. If a Member dies before distribution of his or her Accounts is considered to have commenced in accordance with Code section 401(a)(9) and the regulations thereunder, upon the death of the Member his or her remaining Accounts will be distributed within 5 years after the Member's death; provided, however, that distribution to a designated Beneficiary may be made over a period certain not exceeding the life expectancy of the Beneficiary, commencing not later than the end of the calendar year following the calendar year in which the Member died (or, if the Beneficiary is the surviving spouse of the Member, commencing not later than the end of the calendar year following the calendar year in which the Member would have attained age 70-1/2).


          Any additional Company contributions allocated to the Member for the Plan Year in which the Member terminates his or her employment for any reason and for which a distribution is requested, or the preceding Year Plan, if applicable, shall be paid to the Member (or if applicable, his or her Beneficiary) as soon as practicable after the contributions have been made, subject to the provisions of Section 8.3, if applicable.

     4.   Appendix B shall be amended to read as attached hereto.

                                            TANDEM COMPUTERS INCORPORATED

                                            By:   /s/
                                               --------------------------
                                            Its: Senior Vice President
                                                 and Chief Financial Officer
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


                                   APPENDIX B

                     MERGER OF TANDEM COMPUTERS INCORPORATED
                          EMPLOYEE STOCK OWNERSHIP PLAN
                                 INTO THIS PLAN

B.1               INTRODUCTION.

         As of September 30, 1993, the active operation of the Tandem Computers Incorporated Employee Stock Ownership Plan (the "ESOP") was terminated and all members of the ESOP were fully vested in their ESOP accounts. No contributions were made to the ESOP after June 30, 1993. As of the date a final accounting of members, accounts under the ESOP is completed: (i) the shares of Tandem Stock in the ESOP suspense account will be exchanged at fair market value for the debt owed to Tandem by the ESOP trust, (ii) the remaining debt owed to Tandem by the ESOP trust will be canceled, (iii) the ESOP will be converted from a stock bonus plan into a profit sharing plan and (iv) the ESOP will be merged into this Plan.

         This Appendix B is intended to protect the accrued benefits of the ESOP members following the merger of the ESOP into the Plan, in accordance with
Section 411(d)(6) of the Code, and to set forth any special requirements arising out of the merger. This Appendix B is part of the Plan and shall be administered in accordance with the provisions thereof, except as expressly provided herein. Capitalized terms used in this Appendix B shall have the same meanings given to such terms in the Plan or under Section B.7 below.

B.2               PARTICIPATION.

         Each individual who was a member of the ESOP on the merger date set forth above shall be an Appendix B Participant on such date. In addition, a former ESOP member shall become an Appendix B Participant when any amounts are credited to his or her ESOP Transfer Account pursuant to Section B.4 below.

         An individual's participation in this Appendix B shall terminate when he or she no longer has any amount credited to an ESOP Transfer Account.

B.3               ACCOUNTS.

         An "ESOP Transfer Account" shall be established for

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


each Appendix B Participant to hold any amounts that were in his or her account under the ESOP and that were transferred to this Plan and any amounts that are credited to such account pursuant to Section B.4 below, plus earnings thereon.

B.4             REEMPLOYMENT OF FORMER ESOP MEMBERS.

           If (i) an ESOP member's employment with an Affiliated Company terminated when the ESOP member was less than 100% vested in his or her ESOP account, (ii) the ESOP member is reemployed by an Affiliated Company after he or she received a distribution (or a deemed distribution) of his or her vested ESOP account but prior to incurring Permanent Service Break, and (iii) the former ESOP member pays to the Plan the amount of his or her previous distribution from the ESOP before incurring a Permanent Service Break and within five years following reemployment, then an ESOP Transfer Account shall be established for such former ESOP member. The ESOP Transfer Account shall be credited with the amounts paid to the Plan by the former ESOP member pursuant to this Section B.4 and, by payment of an additional contribution by the Company, with the amount that was forfeited from the ESOP account of the former ESOP member upon the previous distribution. An Appendix B Participant shall be fully vested in any amounts credited to his or her ESOP Transfer Account pursuant to this Section B.4.

B.5           WITHDRAWALS, DISTRIBUTIONS AND LOANS FROM ESOP TRANSFER ACCOUNT.

           For purposes of Article VI of the Plan (withdrawals while still employed), Article VII (Loans to Members) and Article VIII (Distribution of Accounts), an Appendix B Participant's ESOP Transfer Account shall be treated as a part of a Member's Accounts; provided however, that distributions from a Member's ESOP Transfer Account shall be made in a single distribution consisting of whole shares of Tandem Stock with the value of any fractional share paid in cash.

B.6             INVESTMENTS.

           A Participant's ESOP Transfer Account shall be invested primarily in shares of Tandem Stock. In accordance with procedures established by Tandem, an Appendix B Participant may be entitled to direct the investment of his or her ESOP Transfer Account among such investments as may be made available under the Plan. In accordance with procedures established by Tandem, an Appendix B Participant's election to direct the

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

investment of his or her ESOP Transfer Account may be treated as an irrevocable election by the Participant to transfer those amounts credited to the ESOP Transfer Account over which an investment direction is made to the Company Account under the Plan.

B.7               DEFINITIONS.

          The following definitions shall apply for purposes of this Appendix B.

          "Appendix B Participant" means an individual who participates in this Appendix B pursuant to Section B.2 above.

          "ESOP Transfer Account" means the account established under Section
     B.3 above.

          "One Year Break in Service" means a 12 consecutive month break in a Period of Service, as such term is defined in Section 11.3 of the Plan.

          "Permanent Service Break" means five consecutive one Year Breaks in Service.

          "Tandem Stock" means the shares of common stock issued by Tandem.

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